Exhibit 21

Subsidiaries of Watford Holdings Ltd.

Name of Subsidiary	Place of Incorporation
Watford Asset Trust I	Delaware, United States

Watford Holdings (UK) Limited	United Kingdom

Watford Holdings (U.S.) Inc.	Delaware, United States

Watford Insurance Company	New Jersey, United States

Watford Insurance Company Europe Limited	Gibraltar

Watford Re Ltd.	Bermuda

Watford Services Inc.	Delaware, United States

Watford Specialty Insurance Company	New Jersey, United States

Watford France Holdings	France

[***]: CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION.